EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby executed on June 23, 2025, by and between Sensata Technologies Holding Company Mexico B.V., Almelo (NL), Zug Branch (the “ST Swiss Branch”) and Nicolas Bardot (“Executive”) (ST Swiss Branch and Executive each a “Party” and together, the “Parties”), to be effective as of the Executive’s first day of employment with ST Swiss Branch on January 5, 2026 (the “Effective Date”).
WHEREAS, ST Swiss Branch is an indirect subsidiary of Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales (the “Company”); and
WHEREAS, ST Swiss Branch and Executive desire to enter into this employment agreement in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are expressly hereby acknowledged, the parties hereto agree as follows:
1.Employment. ST Swiss Branch shall employ Executive, and Executive hereby agrees to employment with ST Swiss Branch, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”). This Agreement is concluded under the condition precedent that Executive obtains or holds the necessary working authorizations.
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as Executive Vice President, Chief Operations Officer of the Company and shall have the duties, responsibilities, functions and authority that are normally associated with the position of an Executive Vice President. Executive’s duties shall be subject to the power and authority of the Company’s Board of Directors (the “Board”), to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render to Company and its Subsidiaries (as defined herein) administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Board may from time to time direct.
(b)Executive shall report to the Chief Executive Officer, or to such other person or persons as may be designated from time to time by the Chief Executive Officer or the Board. Executive shall devote Executive’s full business time and attention to the business and affairs of Company and its Subsidiaries. The minimum working time is 42 hours per week (corresponding to a 100% employment). Overtime work (“heures supplémentaires”) and extra time work (“travail supplémentaire”), if applicable, is fully compensated by the Base Salary. In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. As long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation. Unless otherwise agreed by Executive, Executive shall work remotely from his home in Switzerland (but not in any other countries should Executive change residence), except for travel reasonably required for Company business.
(c)For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Company, directly or through one or more Subsidiaries.
(d)For purposes of this Agreement, “Affiliate” shall mean with respect to Company and its Subsidiaries, any other Person controlling, controlled by or under common control with Company or any of its Subsidiaries and, in the case of a Person that is a partnership, any partner of the Person.
(e)For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Company shall pay Executive a gross base salary at the rate of CHF 452,685 per annum, subject to adjustment as determined by the Compensation Committee of the Board (the “Compensation Committee”) or the Board (as in effect from time to time, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s regular payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of Company and its Subsidiaries are generally eligible (assuming Executive and/or Executive’s family meet the eligibility requirements of those benefit programs).
(b)Annual Short-Term Incentive Bonus. Executive may be eligible to earn an annual short-term incentive bonus (“STI Bonus”) in an amount as determined by the Board or the Compensation Committee at its sole discretion equal to a certain percentage of the Base Salary then in effect (up to 200% of the Base Salary, with a target of 100% of the Base Salary), with such other terms and based upon Executive’s individual performance and/or the achievement by Company and its Subsidiaries of financial and other objectives, in each case as established for each fiscal year by the Board or the Compensation Committee at its sole discretion. As a condition to payment to Executive of any STI Bonus that is otherwise earned, Executive shall be required to remain employed by the Company through the date such STI Bonus is actually paid. There is no guaranteed STI Bonus under this Agreement and the Executive is in no way entitled to claim an STI Bonus. For each applicable year, Executive’s STI Bonus could be as low as zero or as high as the maximum STI Bonus opportunity established for such year, and the payment of an STI Bonus in a particular year does not give rise to an entitlement to an STI Bonus for the following years. The terms of the applicable plans and bonus agreements apply.
(c)Annual Long-Term Incentive Awards. Executive may be eligible to earn annual long-term incentive awards (“LTI Awards”) in an amount as annually determined by the Compensation Committee at its sole discretion, consisting of performance-based restricted stock units (“PRSUs”) and time-based restricted stock units

(“RSUs”). The target value of the LTI Awards is USD 900,000, of which, if and to the extent awarded, (a) 45% will be RSUs and (b) 55% will be PRSUs. There are no guaranteed LTI Awards under this Agreement and the Executive is in no way entitled to claim LTI Awards. For each applicable year, Executive’s LTI Awards could be as low as zero or as high as the maximum LTI Awards opportunity established for such year, and the grant of LTI Awards in a particular year does not give rise to an entitlement to LTI Awards for the following years. The terms of the applicable plans and award agreements apply.
(d)Sign-On Award. To compensate Executive for forfeited compensation from his former employer, the Company shall deliver Executive (a) a sign-on equity award with a grant date value equal to USD 500,000 in RSUs, and (b) a one-time cash sign-on bonus of CHF 657,657 (“Sign-On Award”) to be paid at the next available pay period following the Effective Date.
(e)Business Expenses. During the Employment Period, Executive shall be reimbursed by the Company for all reasonable and necessary business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Reimbursement of the incurred costs and expenses set forth in this Section 3(c) are subject to the Company’s requirements with respect to reporting and documentation of such costs and expenses.
(f)Employee Benefits and Perquisites. Executive shall be eligible for standard benefits provided to Company employees in Switzerland.
(g)Pension Fund. The pension fund and Executive’s contributions thereto are governed by the applicable regulations of the Company’s pension fund institution.
(h)Deductions. The Company will deduct from Executive’s Base Salary as well as from the STI Bonus and LTI Awards, if any, and the Sign-On Award, the applicable Executive contributions, respectively premiums to social security schemes (AHV / IV, EO, ALV), the premiums for the pension fund as well as the applicable taxes, if any, payable by the Executive in accordance with the respective laws and regulations.
4.Term; Termination of Employment.
(a)This Agreement is concluded for an indefinite period of time. No probationary period applies. The Employment Period shall terminate immediately without further notice upon Executive reaching the statutory retirement age, Executive's death or Disability (as defined in Company’s Severance and Change in Control Plan, effective as of April 26, 2024 and as may be amended and restated from time to time (the “Severance and CIC Plan”)), subject, in each case, to the terms and conditions of the Severance and CIC Plan to the extent applicable.
(b)Either Party may terminate the employment by giving six (6) months’ notice at the end of a calendar month. Notice of termination shall be made in writing (whereby the term “in writing” in this Agreement shall include DocuSign).
(c)Executive shall be eligible to participate in, and receive severance benefits in accordance with, the Severance and CIC Plan, subject to the terms and conditions set forth therein. Any payments received during the notice period will be deducted from the severance benefits offered under the Severance and CIC Plan.
(d)Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period in accordance with the terms of the applicable retirement plan or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law or as provided under an applicable Equity Plan (as defined in the Severance and CIC Plan).
(e)Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the Board and as a fiduciary of any Company benefit plan and as an officer, director, manager or similar office of any Affiliate of the Company. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall, upon request, confirm the foregoing by submitting to the Company, as appliable, in writing a confirmation of Executive’s resignation(s). Without prejudice to the foregoing, Executive irrevocably appoints any officer of the Company or member of the Board from time to time as Executive’s agent to execute, complete and deliver any document required to give effect to the terms of this clause.
5.Restrictive Covenants. In consideration of Executive’s employment with the Company pursuant to this Agreement and compensation and benefits to be paid to Executive hereunder, Executive hereby agrees to be bound by the restrictive covenants set forth in this Section 5.
(a)Confidential Information.
(i)Executive acknowledges that the continued success of Company and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or developed in the future shall be referred to in this Agreement as “Confidential Information”. Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (2) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s employment with Company and its Subsidiaries or Affiliates concerning the business and affairs of Company and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive has become or becomes aware during Executive’s employment; the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment; and development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that during Executive’s employment and thereafter Executive shall not disclose to any unauthorized person or use for Executive’s own account any of such Confidential Information without Chief Executive Officer’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.
(ii)During the Employment Period, Executive shall not use or disclose any confidential information, including trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of Executive’s duties only information that is (1) generally known and used by persons with training and experience comparable to Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain; (2) otherwise provided or developed by Company or its Subsidiaries or Affiliates; or (3) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
(iii)Executive represents and warrants to the Company and its Subsidiaries that Executive took nothing with Executive that belonged to any former employer when Executive left Executive’s position(s) with such employer(s) that Executive was not authorized to take and that Executive has nothing that contains any confidential information that belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Company and its Subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.
(iv)Executive understands that Company and its Subsidiaries and Affiliates shall receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of this Section 5(a), Executive shall hold Third-Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for Company or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for Company or its Subsidiaries and Affiliates, Third-Party Information unless expressly authorized by the Chief Executive Officer in writing.
(b)Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, know-how, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries and while performing his employment activity, whether before or after the date of this Agreement, belong to the Company or any such Subsidiary. At the Company’s expense, Executive shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive shall inform the Company of any inventions or designs and should the Company retain such inventions or designs, Executive will be entitled to a special appropriate compensation determined in accordance with Article 332(4) of the Swiss Code of Obligations.
(c)Non-Compete; Non-Solicitation.
(i)In further consideration of the compensation and benefits to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Subsidiaries, Executive has and shall become familiar with Company’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships, and with other Confidential Information concerning Company and its Subsidiaries and Affiliates, and that Executive’s services have been and shall be of special, unique and extraordinary value to Company and its Subsidiaries and Affiliates. Accordingly, Executive agrees that, during the Employment Period and for one (1) year thereafter (such period, the “Post-Employment Restricted Period”), Executive shall not, directly or indirectly, without the prior written consent of the Company, serve in a capacity similar to the position(s) held by Executive with the Company in the last two (2) years of Executive’s employment by the Company, and in a geographic area to which Executive was assigned, in which Executive provided services or had a material presence or influence, or for which Executive was directly or indirectly responsible, during the last two (2) years of Executive’s employment by the Company, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in such U.S. states, or such countries outside the United States, as Company and its Subsidiaries conduct sales or operations as of the date of termination of the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a publicly traded corporation, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of products or services competitive with those designed, manufactured, marketed or sold by the Company or its Subsidiaries or Affiliates.
(ii)During the Post-Employment Restricted Period, Executive shall not directly or indirectly through another person or entity (1) induce or attempt to induce any employee of Company or any Subsidiary to leave the employ of Company or such Subsidiary, or in any way interfere with the relationship between Company or any Subsidiary and any employee thereof; (2) knowingly hire any person who was an employee of Company or any Subsidiary at any time during the twelve (12) months prior to the termination of Executive’s employment; or (3) induce or encourage, or attempt to induce, encourage or solicit, any customer, supplier, licensee, licensor or other business relation of Company or any Subsidiary to cease doing business with Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Company or its Subsidiaries); provided that, in each case, this Section 5(c) shall only apply if Executive shall have done business with, or had direct or indirect supervisory or other responsibility for, the employee, customer, supplier, licensee, licensor, or business relation to which the applicable clause of this Section 5(c) applies.
(d)Nondisparagement. Executive agrees not to directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Company or its Affiliates, or any of their respective past and present directors, officers or employees.
(e)Reformability. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 5 are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.
(f)Equitable Relief and Liquidated Damages.
(i)Executive acknowledges that any breach or threatened breach of the provisions of this Section 5 would cause Company and its Subsidiaries irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation by Executive of this Section 5, the Post-Employment Restricted Period shall be tolled until such breach or violation has been duly cured.

(ii)In the event of a breach of the Non-Compete and Non-Solicitation undertakings during the Post-Employment Restricted Period (Section 5(c)), Executive shall pay to the Company liquidated damages in an amount of CHF 100,000 for each individual breach of the aforementioned undertakings. In addition, Executive shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. Executive cannot free himself from the aforementioned undertakings by the payment of the liquidated damages and / or further damages.
(g)Acknowledgement. Each of Executive and the Company acknowledges and agrees that the covenants, agreements, obligations and undertakings contained in this Agreement have been negotiated in good faith by the parties hereto, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, including the protection of the trade secrets, Confidential Information and goodwill of Company and its Subsidiaries, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations set forth in this Agreement.
(h)Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prevents Executive from (i) providing truthful testimony in response to a lawfully issued subpoena or court order or limits Executive’s ability to communicate with any governmental entity (including for purposes of exercising any legally protected whistleblower rights) or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing non-privileged documents or other information, without notice to Company or any of its Subsidiaries.
6.Vacation. Executive is entitled to 25 days of paid vacation per calendar year. Vacation will be taken at times mutually agreed by Executive and the Company.
7.Sickness and Accidents.
(a)Executive is insured under a daily sickness benefits insurance against loss of income resulting in case of sickness, replacing the Company's respective statutory obligation. The commencement, duration and extent of insurance coverage as well as the benefits are set forth in the insurance policy. During a waiting period, if any, the Company shall pay 80% of the salary, but in no event after the expiration of the employment relationship. The premiums for the daily sickness benefits insurance shall be borne by the Company.
(b)Executive is insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions. The premiums for the non-occupational accident insurance shall be borne by Executive (salary deduction). An additional accident insurance is applicable in order to increase coverage above the maximum salary statutorily insured. The premiums for the additional accident insurance shall be borne equally by the Company and Executive (salary deduction).

8.Executive’s Representations.
(a)Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.
(b)Executive further represents and warrants to the Company that (a) he has sufficient office space in his home which is suitable for the performance of his tasks; (b) his office at home meets the applicable Swiss standards and legal requirements of work safety and accident prevention; (c) he will furnish his office at home with office furniture, infrastructure (internet, landline etc.), and, unless provided by the Company, office equipment such as laptop, monitor, printer, scanner, keyboard etc.; (d) he will under no circumstances give the impression that the Company has a branch at his place of residence; and (e) he will store and safeguard all work equipment and documents provided in such a way that any access by third parties, including persons living in the common household with him, is excluded.
9.Share Dealings. Executive undertakes at all times to comply with any share dealing rules and any policy in respect of inside information adopted from time to time by the Company and with the applicable provisions of all applicable law relating to market abuse.
10.Clawback Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s recoupment policy (if any) as may be in effect from time to time, including specifically implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Clawback Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Clawback Policy from and after the effective date thereof.
11.Miscellaneous.
(a)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Additional Provisions. Executive will be subject to and must abide by all Company policies, including but not limited to the Code of Business Conduct, the Clawback Policy (the “Company Policies”). The Company reserves the right to unilaterally change or amend the Company Policies at any time.
(c)Entire Agreement. This Agreement, those documents expressly referred to herein, and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(e)Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 5 and this Section 11 (to the extent necessary to effectuate the survival of Section 5) shall survive any termination of Executive’s employment hereunder.
(f)Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Company or any Subsidiary (including, without limitation, Executive being available to Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Company’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Company and its Subsidiaries all pertinent information and turning over to Company and its Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Company or any Subsidiary requires Executive’s cooperation in accordance with this Section 11(f), Company shall pay Executive a per diem reasonably determined by the Board or the Compensation Committee and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).
(g)Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement to Company or any Subsidiary, and in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), the Company may assign this Agreement and its rights and obligations hereunder. Executive acknowledges and agrees that all Executive’s covenants and obligations to the Company, as well as the rights of the Company, under this Agreement shall run in favor of and shall be enforceable by the Company, its Subsidiaries and successors and permitted assigns.
(h)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
(i)Governing Law and Jurisdiction.

(i)This Agreement shall be governed by, and construed in accordance with, the laws of the Switzerland, without regard to any principles of conflicts of law. All disputes arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or Executive’s ordinary place of work.
(ii)Each party in any dispute or legal action arising under this Agreement shall be responsible for bearing its own expenses, attorneys’ fees and other costs in such dispute or legal action.
(j)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board or the Compensation Committee as appropriate) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

SENSATA TECHNOLOGIES HOLDING COMPANY MEXICO B.V., ALMELO (NL), ZUG BRANCH

David Stott
Director

SENSATA TECHNOLOGIES HOLDING COMPANY MEXICO B.V., ALMELO (NL), ZUG BRANCH

Frank DeVita
Director

EXECUTIVE

Nicolas Bardot